CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Discovery Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement of Strong Discovery Fund, Inc., on Form N-1A of our report dated February 8, 1999, on our audit of the financial statements and financial highlights of Strong Discovery Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 1999